SUPPLEMENTAL INDENTURE


SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), effective as of November 5, 2004, among Dobson Communications Corporation, an Oklahoma corporation (the "Company"), and Bank of Oklahoma, National Association, as successor to United States Trust Company of New York, as trustee under the indenture referred to below (the "Trustee").

                               W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of June 22, 2000 providing for the issuance of $600 million aggregate principal amount of up of 10-7/8% Senior Notes due 2010 (the "Notes"); and

WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the consent of any Holder of a Note to cure any ambiguity, defect or inconsistency; and

WHEREAS, the Trustee has been provided with an Officers' Certificate that the definition of a "Credit Agreement" contained in the Indenture is ambiguous and defective in that it does not clearly reflect that a "Credit Agreement" may be renewed, replaced or refinanced with proceeds derived through the sale of debt securities to institutional and other investors; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

     1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

     2. DEFINITION OF CREDIT AGREEMENT. The definition of a "Credit Agreement" contained in the Indenture is hereby amended to provide, in its entirety, as follows:

     "Credit Agreement" means one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, or one or more indentures or similar agreements including any related bonds, notes, debentures, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as such agreement, other agreements, instruments or documents may be amended, modified, supplemented, extended, renewed or refinanced (including by means of sales of debt securities to institutional investors) from time to time, including without limitation, increases or decreases from time to time in the amounts available for borrowings thereunder.

     3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

     4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

     5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

     7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: November 5, 2004

                                    Dobson Communications Corporation


                                    By:         BRUCE R. KNOOIHUIZEN
                                          Name: Bruce R. Knooihuizen
                                          Title: Executive Vice President


                                    Bank of Oklahoma, National Association,
                                     as Trustee


                                    By:   RACHEL REDD-SINGLETON
                                          Authorized Signatory